UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549


                                     SCHEDULE 13G


                      Under the Securities Exchange Act of l934

                                 (Amendment No. 10)*

                               GERBER SCIENTIFIC, INC.
                               -----------------------
                                   (Name of Issuer)


                            Common Stock, $1.00 Par Value
                            -----------------------------
                                (Title of Securities)


                                      373730100
                                      ---------
                                    (CUSIP Number)


          Check the following box if a fee is being paid with this statement / /.

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







                                  Page 1 of 5 pages

          CUSIP No. 373730l00              13G             Page 2 of 5


          1.   Name of Reporting Person
               S.S. or I.R.S. Identification No. of Above Person

               H. Joseph Gerber, SSN ###-##-####

          2.   Check the Appropriate Box if a Member of a Group*

                                             (a) /    /
                                             (b) / X /

          3,   SEC Use Only



          4.   Citizenship or Place of Organization

               United States

                                             5.   Sole Voting Power

                                                  3,219,858
               Number of Shares
               Beneficially Owned            6.   Shared Voting Power
               By Each Reporting
               Person With                        -0-

                                             7.   Sole Dispositive Power

                                                  3,219,858

                                             8.   Shared Dispositive Power

                                                  -0-

          9.   Aggregate Amount Beneficially Owned by Each Reporting Person

               3,219,858

          l0. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*



          11.  Percent of Class Represented by Amount in Row (9)

               13.5%

          12.  Type of Reporting Person*   IN

          CUSIP No. 373730100                               Page 3 of 5



          Item 1.

               (a)  Name of Issuer

                    Gerber Scientific, Inc.

               (b)  Address of Issuer's Principal Executive Office

                    83 Gerber Road West
                    South Windsor, Connecticut 06074


          Item 2.

               (a)  Name of Person Filing

                    H. Joseph Gerber

               (b)  Address of Principal Business Office

                    83 Gerber Road West
                    South Windsor, Connecticut 06074

               (c)  Citizenship

                    United States

               (d)  Title of Class of Securities

                    Common Stock, $l.00 Par Value

               (e)  CUSIP Number

                    373730100


          Item 3. If this Statement if filed pursuant to Rule l3d-l(b), or 13d-2(b), check whether the person filing is a:

                    Not Applicable

          CUSIP No. 373730100                               Page 4 of 5



          Item 4.   Ownership

                    The following information is all as of December 31, 1993.

               (a)  Amount Beneficially Owned

                    3,219,858*

               (b)  Percent of Class

                    13.5%

               (c)  Number of Shares as to Which Such Person Has:

                    (i)       Sole power to vote or direct the vote

                              3,219,858*

                    (ii)      Shared power to vote or to direct the vote

                              -0-

                    (iii)     Sole  power   to   dispose  or   direct   the
                              disposition of

                              3,219,858*

                    (iv)      Shared power to dispose or direct
                              the disposition of

                              -0-



          *Includes 164,968 shares (103,475 shares owned by the undersigned's wife, Sonia K. Gerber, and 61,493 shares owned by the Estate of Bertha Gerber, of which the undersigned is the Executor) with respect to which the undersigned disclaims beneficial ownership, and 20,000 shares which the undersigned has the right to acquire under currently exercisable stock options.

          CUSIP No. 373730100                               Page 5 of 5


          Item 5.   Ownership of Five Percent or Less of a Class

                    Not Applicable

          Item 6.   Ownership  of  More  than  Five Percent  on  Behalf  of
                    Another Person

                    Not Applicable

          Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                    Not Applicable

          Item 8.   Identification and  Classification  of Members  of  the
                    Group

                    Not Applicable

          Item 9.   Notice of Dissolution of Group

                    Not Applicable

          Item l0.  Certification

                    Not Applicable


               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                        February 10, 1994
                                        ----------------------------
                                        Date

                                        /s/  H. Joseph Gerber
                                        ----------------------------
                                        Signature


                                        H. Joseph Gerber
                                        ---------------------------
                                        Name/Title